Exhibit 10.10

LEASE AGREEMENT FOR WORKSHOPS OF HEALTH PRODUCTS

This Agreement is entered in Wuqing Tianjin on October 31, 2007.

Party A: TIANJIN TIANSHI BIOLOGICAL DEVELOPMENT CO., LTD.
Address: No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, China
Business License Number: Qi He Jin Zong Zi No. 011809
Legal Representative: Jinyuan Li

Party B: TIANJIN TIANSHI BIOLOGICAL ENGINEERING CO., LTD.
Address: No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, China
Business License Number: 1200002000406
Legal Representative: Jinyuan Li

Whereas, Party A solely owns the Leased Workshops referred to in this Agreement (the “Leased Workshops”) and desires to lease the Leased Workshops to Party B; whereas, Party B desires and agrees to rent the Leased Workshops; therefore, in accordance with the applicable laws and regulations, Party A and Party B reach the following provisions after good faith negotiations, which shall be observed by each of the parties.

Article 1 Location, Size, Function and Purpose of the Leased Workshops

1.1 Party A leases the Leased Workshops located at No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, to Party B. Party A and Party B acknowledge that the size of the Leased Workshops is 3,990 square meters.

No.	Floor	Size (Square Meters)
1	The First Floor of Workshop 2, Mixing Materials	130.5
2	The Third Floor of Workshop 2, Tea Bags	1,639.2
3	The First Floor of Workshop 3, Mixing Materials	740
4	The Fourth Floor of Workshop 3, Tablets, Capsule and Package	1,480.8
5	Total	3,990.5

1.2 The function of the Leased Workshops is only for manufacturing. If Party B desires to change this function, the written consent of Party A is required.

1.3 The Leased Workshops are exclusively leased by Party B and shall be managed by Party B.

Article 2 Term of the Lease

2.1 The term is two years, commencing on January 1, 2008 and terminating on December 31, 2009.

2.2 If Party B desires to extend this Lease Agreement, an extension request is required within three months prior to the expiry of this Lease Agreement. Upon the consent of Party A to the said extension request, Party A and Party B shall enter a new lease agreement with respect to the relevant issues. Party B has the preemptive right to rent the Leased Workshops under the same lease conditions.

Article 3 Delivery of the Leased Workshops

3.1 Party A shall deliver the Leased Workshops in their current state to Party B within ten days of the effective day of this Agreement. Party B agrees to rent the Leased Workshops and the attached equipment in their current state.

3.2 Party A warrants that it has sole ownership of the Leased Workshops and there are no claims of any third party regarding the Leased Workshops.

3.3 Party A warrants that there are not any unstated flaws with the Leased Workshops on delivery and agrees to undertake the guarantee of responsibility for any such flaws.

Article 4 Rent

4.1 The rents is RMB Twenty Four point Five (RMB24.5) per square meter per month, RBM Ninety Seven Thousand Seven Hundred Sixty Seven (RMB97,767) per month, and RMB Two Million Three Hundred Forty Six Thousand Four Hundred Fourteen (RBM2, 346,414) in total through the lease term.

4.2 Under the term of this Agreement, the property tax relating to the Leased Workshops and the underlying land shall be assumed by the Lessor. All other fees relating to the Leased Workshops charged by relevant authorities and excluded herein, if any, shall be paid by the Lessor.

4.3 Party A and Party B agree that Party B shall pay 30% of the total fees which are to be paid by Party A for utilities, such as water, electricity and gas.

4.4 When the Lease term expires, Party B shall pay in full any rent due and any other fees legally required to be paid by the Lessee.

Article 5 Payment of the Rent

5.1 Party A shall provide Party B with a monthly invoice for the rent and utility charges. Party B shall pay the rent and utility charges quarterly prior to the 25th day of the last month in the quarter by wire transferring to the following bank account designated by Party A:

Bank’s Name: Wuqing Branch, Industrial and Commercial Bank of China

Account Number : 0302097109103546552

5.2 If the rent or utility charges is overdue, Party B shall pay a late charge to Party A. The sum of the late charge shall be equal to the number of days overdue times 3/10,000ths of the amount of the overdue rent and utility charges.

Article 6 Transfer of Leased Workshops

6.1 Under the lease term, in the case that Party A transfers all or part of the Leased Workshops, Party A shall ensure that the assignee continues to fulfill this Agreement. Under the same transfer conditions, Party B has preemptive right to purchase the Leased Workshops.

Article 7 Decoration and Alteration Provisions

7.1 Without consent of Party A, Party B is entitled to decide the design plan of any decoration and alteration to the Leased Workshops, if such decoration or alteration will not damage the main construction of the Leased Workshops. Party A shall facilitate and not unreasonably delay or stop such decoration or alteration.

7.2 If any decoration or alteration may damage the main construction of the Leased Workshops, Party B shall not proceed with such decoration or alteration unless it receives a written consent from Party A.

Article 8 Repair and Maintenance of the Dedicated Equipment and Places

8.1 Party B has the exclusive right to use the equipment attached to the Leased Workshops. Party B shall repair, maintain and conduct an annual inspection of this equipment and guarantees to return this equipment and Leased Workshops in a reliable order and condition to Party A when this Agreement expires. Party A has the right of examination and inspection for this obligation of Party B.

8.2 Party B is responsible for normal use and maintenance of said equipment. Party B shall eliminate any and all danger which could affect the equipment promptly to avoid any problems and possible problems.

8.3 Party A warrants that the delivered Leased Workshops are in a good order and condition. With respect to the facilities within the Leased Workshops, which are not exclusively used by Party B, Party A is liable for the maintenance of these facilities and guarantees that these facilities will not affect normal production by Party B.

Article 9 Fire Protection and the Other Relevant Provisions

9.1 Party A warrants that the Leased Workshops meet all relevant requirements and standards stipulated by the state laws and regulations regarding planning, fire protection, earthquake safety, environmental protection and etc. Party A also warrants that the Leased Workshops are well equipped with all required facilities for fire protection, draining, pollution disposal and etc., which are all in good working condition.

9.2 Party B warrants to strictly observe the Regulations on Fire Protection of China and the other applicable rules and to facilitate Party A in fire protection through the lease term. Otherwise, Party B assumes any liabilities and losses possibly incurred therefrom.

9.3 Party B shall furnish the Leased Workshops with fire extinguishers pursuant to the relevant regulations and be forbidden to change the use of the fire protection facilities equipped within the Leased Workshops.

9.4 If any temporary work relating to the first class fire, i.e. any work involving flames, which is required for maintenance or other reasons within the Leased Workshops, an approval of the relevant authority in charge is required.

Article 10 Sublease

10.1 Party B may sublease part of the Leased Workshops with the prior written consent from party A. Party B shall manage the subleased workshops, including but not limited to collecting rent from the sub-lessee. The obligation and right of Party A and Party B contemplated under this Agreement will remain in any sublease.

Article 11 Responsibility of Breach

11.1 Under the lease term, if Party B fails to pay the rent for more than three months and fails to make the payment within 15 days of the day on which Party A notifies Party B to pay the rent, Party A has the right to rescind this Agreement.

11.2 If Party B desires to terminate this Agreement before the expiry date, a prior two months written notice of Party B and the written consent of Party A are required.

11.3 If Party B can not use the leased Workshops as usual as a result of the actions of Party A, Party B is entitled to refuse to pay the rent, and has the right to rescind this Agreement prior to the expiration. Party A shall assume responsibility for such breach and compensate the loss suffered by Party B.

Article 12 Force Majeure

12.1 If Party A is unable to continue the performance of the Agreement because of the modification or promulgation of laws and regulations by the government relating to lease acts, Item 2 of this article will be applied.

12.2 Unless the special items specified in the Agreement or the supplementary Agreements, the breaching party is exempted from its breach responsibilities in the case of occurrence of wars, strikes, fires, earthquakes and some other unforeseen, unavoidable the incidents which cause impossibility of performance of the Agreement in whole or in part. However, if the delay of the performance occurred prior to the force majeure, the breach responsibility can not be exempted.

12.3 If this Agreement can not be performed due to the force majeure, the affecting party shall promptly notify the other party and take all possible measures to reduce the possible damages to the other party. If the force majeure exists for more than a month, any party of this Agreement has the right to notify the other party to terminate this Agreement or its supplement the Agreement in writing at any time.

Article 13 Tax

13.1 The stamp duty, registration fees, notary fees and other related taxes and fees relating to this Agreement, which are required by the state regulations and Tianjin municipal provisions, shall be assumed and shared by the Lessor, Party A and the Lessee, Party B in accordance with the relevant provisions. Party A shall go through all relevant registration procedures.

Article 14 Notification

14.1 All notifications required by this Agreement, all the documents exchanged between Party A and Party B and the other notifications and requirements related to the Agreement shall be given in writing. The following notifications are deemed to be served upon: 1) that the letters and faxes are sent out, which Party A sends to Party B or Party B sends to Party A; 2) after 10 days as of the mailing date of the registered letters to the address shown on the first page of this Agreement and the other party as the addressee, and 3) that the registered letters are sent by person to the address shown on the first page of this Agreement.

Article 15 Applicable law

15.1 The formation, effect, interpretation, implementation, modification, termination and settlement of the dispute of this Agreement will apply to and be governed by the laws of China.

15.2 With respect to all disputes arising from the Agreement, the parties shall negotiate in good faith firstly. If the negotiation cannot reach a resolution, the parties agree that the Court in the location of the Lessee has the jurisdiction.

Article 16 Miscellaneous

16.1 The parties shall enter into supplemental Agreements on any further issues which are excluded in this Agreement.

16.2 If this Agreement is modified by hand, the parties shall confirm the modification by sealing. Otherwise such modification is void.

16.3 If any provisions of the Agreement are deemed null and void, such provisions will not affect the validity of the other provisions.

16.4 This Agreement will become effective after the parties sign and seal on this Agreement. This Agreement executes in two copies and each party takes one, which shall be in the same legal effect.

Party A: Tianjin Tianshi Biological Development Co., Ltd
[COMPANY SEAL AFFIXED]
Address: No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, China
Business License Number: Qi He Jin Zong Zi No. 011809
Legal Representative: Li Jinyuan
/s/ Li Jinyuan

Party B: Tianjin Tianshi Biological Engineering Co., Ltd
[COMPANY SEAL AFFIXED]
Address: No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, China
Business License Number: 1200002000406
Legal Representative: Li Jinyuan
/s/ Li Jinyuan